Exhibit 99.1

NEWS RELEASE

Visteon Announces Second-Quarter 2013 Results; Raises Full-Year Guidance

•	Improved year-over-year financial performance

•	Sales of $1.89 billion, up $199 million

•	Net income attributable to Visteon of $65 million; Adjusted EBITDA of $187 million, up $40 million

•	Cash from operations of $36 million, up $48 million

•	Cash balances of $1 billion; total debt of $799 million

•	Increased 2013 full-year outlook for adjusted EBITDA, earnings per share and free cash flow

VAN BUREN TOWNSHIP, Mich., Aug. 8, 2013 — Visteon Corporation (NYSE: VC) today announced second-quarter 2013 results, reporting net income attributable to Visteon of $65 million, or $1.29 per diluted share, compared with $75 million, or $1.40 per diluted share, in the second quarter of 2012. Net income in the second quarter of 2012 included a $63 million non-cash equity investment gain. Second-quarter adjusted EBITDA, a non-GAAP financial measure as defined below, was $187 million, increasing from $147 million in the same period last year.

Visteon reported second-quarter sales of $1.89 billion, an increase of $199 million compared with the same quarter a year earlier. Visteon today increased its 2013 full-year outlook for several key financial metrics, based on improved business conditions compared with earlier planning expectations.

“We had a very strong quarter and continue to benefit from the momentum of our value-creating strategic plan,” said Tim Leuliette, president and CEO. “I am pleased that key performance metrics of sales, gross margin and adjusted EBITDA improved year-over-year in all regions, including Europe, where the overall economy remains weak. We are raising full-year guidance in view of our positive performance and generally favorable business conditions in key markets.

“Our strong technology is positively impacting our results, as key new vehicle programs with Visteon content – particularly in climate and electronics – launch around the world,” Leuliette added. “We remain focused on implementing strategic actions to further drive value for customers and shareholders.”

Cash from operating activities totaled $36 million, an increase of $48 million compared with the same period in 2012. Adjusted free cash flow, a non-GAAP financial measure as defined below, of $2 million for the second quarter of 2013 improved by $53 million compared with the second quarter of 2012.

Second Quarter in Review

Hyundai-Kia accounted for approximately 33 percent of Visteon’s second-quarter sales, with Ford Motor Company accounting for 31 percent, Renault-Nissan 7 percent and PSA Peugeot-Citroën 4 percent. On a regional basis, Asia accounted for 43 percent of sales, Europe represented 31 percent, North America 20 percent and South America 6 percent.

Gross margin for the second quarter of 2013 was $185 million, compared with $128 million a year earlier. Gross margin increased $57 million year-over-year, reflecting higher sales volume and new business impacts. Selling, general and administrative (SG&A) expenses were $91 million, or 4.8 percent of sales, for the second quarter of 2013 compared to $87 million, or 5.1 percent of sales, a year earlier.

During the second quarter of 2013, Visteon recognized $42 million of equity in the net income of non-consolidated affiliates, including $38 million from Visteon’s 50 percent-owned affiliate, Yanfeng Visteon Automotive Trim Systems Co., Ltd. (YFV), and related affiliated interests. Visteon recognized $103 million of equity in the net income of non-consolidated affiliates in the second quarter of 2012, which included a non-cash gain of $63 million attributable to the step-up in carrying value of an equity investment of YFV.

For the second quarter of 2013, the company reported net income attributable to Visteon of $65 million, or $1.29 per diluted share. Adjusted EBITDA for the second quarter of 2013 was $187 million, compared with $147 million for the same period a year earlier, reflecting favorable volume and new business, partially offset by increased product development costs incurred to support new business.

Second Quarter Results by Segment

Climate sales totaled $1.247 billion during the second quarter of 2013, an increase of $182 million compared with the same quarter last year. Higher production volumes and new business, increased sales in all regions, with the largest increase in the Asia Pacific region

Electronics sales were $354 million during the second quarter of 2013, an increase of $50 million compared with the same period in 2012. Higher production volumes increased sales year-over-year in all regions, with the largest increases in North America and Europe.

Interiors sales were $334 million during the second quarter of 2013, a decrease of $18 million, compared with the second quarter of 2012. The sales decrease was primarily in Europe and South America in connection with weakened economic conditions.

Cash and Debt Balances

As of June 30, 2013, Visteon had global cash balances totaling $1 billion, including restricted cash of $25 million. Total debt as of June 31, 2013 was $799 million.

For the second quarter of 2013, Visteon generated $36 million of cash from operations, compared with a use of $12 million in the same period a year earlier. The $48 million improvement was primarily driven by higher earnings. Capital expenditures in the quarter were $51 million, up from $49 million in the second quarter of 2012. Adjusted free cash flow was positive $2 million in the quarter, compared with a use of $51 million in the second quarter of 2012.

Full-Year 2013 Outlook

Visteon raised full-year guidance for most financial metrics. The company projects 2013 sales ranging from $7.3 billion to $7.5 billion, adjusted EBITDA in the range of $660 million to $690 million, and adjusted free cash flow, as defined below, of $135 million to $170 million.

About Visteon

Visteon is a leading global automotive supplier delivering value for vehicle manufacturers and shareholders through a family of businesses including:

•	Halla Visteon Climate Control, majority-owned by Visteon and the world’s second-largest global supplier of automotive climate components and systems.

•	Visteon Electronics, a leading supplier of audio and infotainment, driver information, center stack electronics and feature control modules.

•	Visteon Interiors, a global provider of vehicle cockpit modules, instrument panels, consoles and door trim modules.

•

Yanfeng Visteon Automotive Trim Systems Co., Ltd., a successful non-consolidated China-based partnership between Visteon and Shanghai Automotive Industry Corporation’s automotive components group, Huayu Automotive Systems.

Through this family of enterprises, Visteon designs, engineers and manufactures innovative components and systems for virtually every vehicle manufacturer worldwide, and these businesses generated $13.8 billion in sales in 2012, including non-consolidated operations. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has facilities in 29 countries and employs through its various businesses, including non-consolidated operations, approximately 55,000 people. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, Aug. 8 at 8 a.m. EDT, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast. The dial-in numbers to participate in the call are:

U.S./Canada: 855-855-4109

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, along with the financial results release, presentation material and other supplemental information, will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing

855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 19016762. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2013 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Contact:

Media:

Jim Fisher

734-710-5557

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Sales	$1,892	$1,693	$3,748	$3,410
Cost of sales	1,707	1,565	3,409	3,148

Gross margin	185	128	339	262
Selling, general and administrative expenses	91	87	177	178
Equity in net income of non-consolidated affiliates	42	103	86	145
Interest expense, net	9	6	19	15
Restructuring and other expenses	2	11	38	74

Income before income taxes	125	127	191	140
Provision for income taxes	39	42	21	69

Net income from continuing operations	86	85	170	71
(Loss) income from discontinued operations, net of tax	—	(1)	—	2

Net income	86	84	170	73
Net income attributable to non-controlling interests	21	9	36	27

Net income attributable to Visteon Corporation	$65	$75	$134	$46

Per share data:
Basic earnings (loss) per share
Continuing operations	$1.30	$1.43	$2.64	$0.83
Discontinued operations	—	(0.02)	—	0.04

Basic earnings per share attributable to Visteon Corporation	$1.30	$1.41	$2.64	$0.87

Diluted earnings (loss) per share
Continuing operations	$1.29	$1.42	$2.61	$0.82
Discontinued operations	—	(0.02)	—	0.04

Diluted earnings per share attributable to Visteon Corporation	$1.29	$1.40	$2.61	$0.86

Average shares outstanding (in millions)
Basic	50.0	53.3	50.8	53.1
Diluted	50.5	53.7	51.3	53.5
Comprehensive income:
Comprehensive income	$50	$31	$90	$67
Comprehensive income attributable to Visteon Corporation	$38	$29	$79	$40

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	June 30 2013	December 31 2012
ASSETS
Cash and equivalents	$983	$825
Restricted cash	25	20
Accounts receivable, net	1,206	1,162
Inventories, net	415	385
Other current assets	313	271

Total current assets	2,942	2,663
Property and equipment, net	1,274	1,326
Equity in net assets of non-consolidated affiliates	790	756
Intangible assets, net	298	332
Other non-current assets	118	79

Total assets	$5,422	$5,156

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$129	$96
Accounts payable	1,174	1,027
Accrued employee liabilities	189	175
Other current liabilities	258	254

Total current liabilities	1,750	1,552
Long-term debt	670	473
Employee benefits	559	571
Deferred tax liabilities	180	181
Other non-current liabilities	166	238
Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	6	10
Additional paid-in capital	1,287	1,269
Retained earnings	400	266
Accumulated other comprehensive loss	(145)	(90)
Treasury stock	(197)	(71)

Total Visteon Corporation stockholders’ equity	1,352	1,385
Non-controlling interests	745	756

Total equity	2,097	2,141

Total liabilities and equity	$5,422	$5,156

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
OPERATING
Net income	$86	$84	$170	$73
Adjustments to reconcile net income to net cash provided from (used by) operating activities:
Depreciation and amortization	65	67	132	132
Equity in net income of non-consolidated affiliates, net of dividends remitted	(41)	(92)	(82)	(134)
Stock-based compensation	5	6	11	13
Other non-cash items	(5)	11	(5)	29
Changes in assets and liabilities:
Accounts receivable	(45)	9	(87)	(91)
Inventories	8	(11)	(43)	(32)
Accounts payable	(7)	(62)	183	64
Accrued income taxes	1	(3)	(56)	3
Other assets and other liabilities	(31)	(21)	(65)	(50)

Net cash provided from (used by) operating activities	36	(12)	158	7
INVESTING
Capital expenditures	(51)	(49)	(114)	(102)
Proceeds from business divestitures and asset sales	22	79	39	80
Other	—	(1)	—	(2)

Net cash (used by) provided from investing activities	(29)	29	(75)	(24)
FINANCING
Proceeds from issuance of debt, net of issuance costs	—	—	204	2
Short-term debt, net	31	4	43	4
Principal payments on debt	(4)	—	(5)	(4)
Payments to repurchase common stock	—	—	(125)	—
Dividends paid to non-controlling interests	(22)	(22)	(22)	(22)
Other	1	—	1	—

Net cash provided from (used by) financing activities	6	(18)	96	(20)

Effect of exchange rate changes on cash and equivalents	(10)	(14)	(21)	(5)

Net increase (decrease) in cash and equivalents	3	(15)	158	(42)
Cash and equivalents at beginning of period	980	696	825	723

Cash and equivalents at end of period	$983	$681	$983	$681

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, discontinued operations, net restructuring expenses and other reimbursable costs, stock-based compensation expense, certain non-recurring employee charges and benefits, reorganization items, and other non-operating gains and losses. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended June 30		Six Months Ended June 30		Estimated Full Year 2013
	2013	2012	2013	2012
Adjusted EBITDA	$187	$147	$357	$290	$660 - $690
Interest expense, net	9	6	19	15	40
Provision for income taxes	39	42	21	69	55 - 90
Depreciation and amortization	65	67	132	131	265
Restructuring and other expense	2	11	38	74	105 - 140
Equity investment gain	—	(63)	—	(63)	—
Stock-based compensation expense	4	6	10	13	20
Other	3	3	3	5	10

Net income attributable to Visteon Corporation	$65	$75	$134	$46	$95 - $195

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and adjusted free cash are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring payments net of customer recoveries, transformation and reorganization-related payments. Because not all companies use identical calculations, this presentation of free cash flow and adjusted free cash may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30		Six Months Ended June 30		Estimated Full Year 2013
	2013	2012	2013	2012
Cash provided from (used by) operating activities	$36	$(12)	$158	$7	$225 - $300
Capital expenditures	(51)	(49)	(114)	(102)	(250)

Free cash flow	$(15)	$(61)	$44	$(95)	($25) - $50
Restructuring payments, net	11	3	26	41	$100 - $75
Transformation and reorganization-related payments	6	7	27	29	60 - 45

Adjusted free cash flow	$2	$(51)	$97	$(25)	$135 - $170

Free Cash Flow and Adjusted Free Cash Flow are not recognized terms under GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free Cash Flow and Adjusted Free Cash Flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free Cash Flow and Adjusted Free Cash Flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted Net Income and Adjusted Earnings Per Share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability. The Company defines adjusted net income as net income attributable to Visteon plus net restructuring expenses, reorganization items, discontinued operations and other non-operating gains and losses. The Company defines adjusted earnings per share as adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of adjusted net income and adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30		Six Months Ended June 30		Estimated Full Year 2013
	2013	2012	2013	2012
	(Dollars and shares in millions)
Net income attributable to Visteon	$65	$75	$134	$46	$95 - $195
Average shares outstanding, diluted	50.5	53.7	51.3	53.5	50.7

Diluted earnings per share	$1.29	$1.40	$2.61	$0.86	$1.87 - $3.85
Memo: Items included in net income attributable to Visteon
Restructuring and other expense	$2	$11	$38	$74	$(140) - $(105)
Equity investment gain	—	(63)	—	(63)	—
Taxes related to equity investment gain	—	6	—	6	—
Other	4	3	4	5	(10)

Total	6	(43)	42	22	$(150) - $(115)
Adjusted earnings per share
Net income attributable to Visteon	$65	$75	134	46	$95 - $195
Items in net income attributable to Visteon	6	(43)	$42	$22	(150) - (115)

Adjusted net income	$71	$32	$176	$68	$245 - $310
Average shares outstanding, diluted	50.5	53.7	51.3	53.5	50.7

Adjusted earnings per share	$1.41	$0.60	$3.43	$1.27	$4.83 - $6.11

Adjusted Net Income and Adjusted Earnings Per Share are not recognized terms under GAAP and do not purport to be a substitute for profitability. Adjusted Net Income and Adjusted Earnings Per Share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted Net Income and Adjusted Earnings Per Share for planning and forecasting future periods.